                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only
/ /  (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                       THE MAY DEPARTMENT STORES COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------

      (5)   Total fee paid:

      --------------------------------------------------------------------------

/ /   Fee paid previously with preliminary materials
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previous Paid:

      --------------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

      (3)   Filing Party:

      --------------------------------------------------------------------------

      (4)   Date Filed:

      --------------------------------------------------------------------------

[MAY LOGO]
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799



                                                April 22, 1998


Dear Fellow Shareowner:

      You are cordially invited to attend the annual meeting of shareowners to be held at the Cervantes Convention Center, Washington at Eighth Street, St. Louis, Missouri, on Friday, May 22, 1998, at 10:00 a.m. Central Daylight Time.

      We are pleased to have achieved our 23rd consecutive year of record sales and earnings per share. During 1997, we focused on: offering compelling assortments of the most sought-after brands; responding to changing customer needs; staying on top of important trends, ideas, and items; executing with speed and agility; stepping up our emphasis on gifts; striving to offer an exciting store environment; and improving customer service and treating the customer right. We continue to target significant growth from new stores, acquisitions, and expansions. We remain dedicated to developing the best talent in retailing.

      Richard L. Battram retired from the Company and from the board of directors on July 31, 1997. In his 25 years with May - 13 as a director - Dick made a profound contribution to the Company's success. His leadership will be greatly missed. Andrall E. Pearson, chairman and chief executive officer of Tricon Global Restaurants Inc., is retiring from the board effective with this year's annual meeting after serving on our board for the past 16 years. He has provided outstanding advice and counsel during his tenure. We would like to express our sincere appreciation to both Dick and Andy for their important roles in the success of this Company. David C. Farrell is retiring from the Company and from the board of directors on April 30, 1998.

      In December, two senior executives of the Company, John L. Dunham, executive vice president and chief financial officer, and R. Dean Wolfe, executive vice president of acquisitions and real estate, were elected to the board of directors. We are excited about the knowledge and talent they will bring to the board and are delighted that they are standing for election at this year's annual meeting.

      We appreciate your continued support. We are committed to continuing to grow and enhance the value of your investment.

      It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy card in the enclosed postage-paid envelope.

Very truly yours,


/s/ David C. Farrell                            /s/ Jerome T. Loeb
David C. Farrell                                Jerome T. Loeb
Chairman of the Board and                       President
Chief Executive Officer


A personal note:

      I have enjoyed every minute of my 42 years with May. I have had the privilege of working with many of the best talents in retailing. I want to thank all of my associates for their support, dedication and effort. I am very pleased to see Gene Kahn and Jerry Loeb assume the leadership of May. They are accomplished executives who understand May. I look forward to the Company's continued success.

                                                David C. Farrell

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The annual meeting of shareowners of The May Department Stores Company, a Delaware corporation (the "Company"), will be held at the Cervantes Convention Center, Washington at Eighth Street, St. Louis, Missouri, on Friday, May 22, 1998, at 10:00 a.m., Central Daylight Time, to consider and act upon the following matters:

(a)   The election of six directors;

(b)   The ratification of the appointment of independent auditors; and

(c)   A proposal by a certain shareowner.

The foregoing matters are more fully described in the following proxy statement. All common shareowners and owners of ESOP preference shares of record at the close of business on April 1, 1998 (the "Record Date") are entitled to vote at the meeting.

PROXY STATEMENT

This proxy statement is furnished to shareowners of common stock of the Company and to owners of the Company's Employee Stock Ownership Plan preference shares ("ESOP stock") in connection with the solicitation by the board of directors of proxies for use at the annual meeting of shareowners and at all adjournments or postponements thereof. This proxy statement and the enclosed form of proxy are being mailed to shareowners on or about April 22, 1998.

      Owners of common stock are entitled to cast one vote for each share owned. The outstanding voting securities of the Company as of the Record Date, which carry 245,773,988 votes, consisted of (i) 230,835,149 shares of common stock (excluding 82,801,847 shares of treasury stock), and (ii) 663,212 shares of ESOP stock which carry 14,938,839 votes. The owners of the outstanding common stock and of the ESOP stock are entitled to vote together as a single class.

      Shares represented by the enclosed proxy card will be voted by the persons named as proxies in accordance with the specifications marked on the proxy. If no such specifications are made, the shares will be voted in accordance with the recommendations of the board of directors. The board of directors recommends that shareowners vote FOR Proposals (a) and (b) and AGAINST Proposal (c).

      The Company knows of no person who is the beneficial owner of more than 5% of the Company's voting securities, except that:

      (i) the Oppenheimer Group, Oppenheimer Tower, World Financial Center, New York, New York, has filed a Form 13G indicating that, as of December 31, 1997, it owned 18,233,937 shares of common stock (7.9% of the shares of common stock outstanding on that date); and

      (ii) as of the Record Date, the Company's Profit Sharing Plan beneficially owned 10,783,267 shares of common stock (4.7% of the outstanding shares of common stock) and 100% of the outstanding shares of ESOP stock which carry 14,938,839 votes. Members of the Profit Sharing Plan direct the voting of all shares held by the Profit Sharing Plan. The ESOP stock and the common stock owned by the Profit Sharing Plan together represent 10.5% of the votes which can be cast at the meeting.

THE ELECTION OF DIRECTORS

Proposal (a) on the accompanying proxy card.

NOMINEES. The board of directors proposes the election of six directors. These six directors, together with the seven directors whose terms continue beyond this year's annual meeting, will comprise the board of directors.

      Unless otherwise directed, the shares represented by the accompanying proxy card, when signed and returned, will be voted FOR the election of the persons named below for terms expiring at the annual meeting in the years indicated for each group of nominees and until their respective successors have been elected and qualified: Edward H. Meyer and Murray L. Weidenbaum
(1999), John L. Dunham (2000), and Eugene S. Kahn, Helene L. Kaplan and R. Dean Wolfe (2001). If elected, these directors will join the directors listed below who were previously elected for terms expiring at the annual meeting in the years indicated for each group of directors: Robert D. Storey, Anthony
J. Torcasio and Edward E. Whitacre, Jr. (1999) and Jerome T. Loeb, Russell E. Palmer, Michael R. Quinlan and William P. Stiritz (2000). These directors are not standing for election at this meeting. Andrall E. Pearson is retiring as a director as of this year's annual meeting. David C. Farrell is retiring from the Company and as a director on April 30, 1998.

      If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the board of directors may reduce the number of directors to be elected. The ages shown on the following pages are as of May 22, 1998, and the shares shown are the shares of common stock of the Company over which the director had sole or shared voting and investment power as of March 23, 1998, and deferred stock units held in deferred compensation accounts as of such date. No director reported beneficial ownership of any shares of preferred stock of the Company other than ESOP stock owned by the Profit Sharing Plan. The shares of common stock reported reflect interests in shares owned by the Company's Profit Sharing Plan.

      The executive officers and directors, as a group (22 individuals), (i) had, as of March 23, 1998, sole voting and investment power over 1,879,882 shares of common stock (less than 1% of common shares outstanding) and disclaim beneficial ownership as to 4,384 of such shares, (ii) have the right to acquire sole or shared voting and investment power over 597,623 shares on or before May 22, 1998, and disclaim beneficial ownership as to all of such shares, and (iii) had, as of March 23, 1998, 154,135 stock units held in deferred compensation accounts. The figures in this paragraph include the shares reported on the following pages with respect to each of the directors.

-------------------------------------------------------------------------------------------
            David C. Farrell, director since 1974, age 64

            Mr. Farrell, chairman of the board and chief executive officer, will retire from the Company and as a director on April 30, 1998. Mr. Farrell joined the
[PHOTO]     Company in 1956. He became chief executive officer in 1979 and chairman of the board in 1985. He is also a director of Emerson Electric Co. and Ralston
            Purina Company. Mr. Farrell beneficially owns 882,625 shares of common stock and 29,410 deferred stock units and has the right to acquire an additional
            142,334 shares of common stock on or before May 22, 1998.
-------------------------------------------------------------------------------------------
            John L. Dunham, became a director in 1997, age 51 (standing for election at this meeting)

            Mr. Dunham, executive vice president and chief financial officer, joined the
            Company in 1976. He served as chairman of Sibley's from 1987 to 1989, as
[PHOTO]     chairman of G. Fox from 1989 to 1993 and as chairman of May Merchandising
            Company from 1993 to 1996, when he assumed his current position. Mr. Dunham beneficially owns 51,172 shares of common stock and 26,202 deferred stock units and has the right to acquire an additional 32,978 shares of common stock on or before May 22, 1998.
-------------------------------------------------------------------------------------------
            Eugene S. Kahn, director since 1996, age 48 (standing for election at this meeting)

            Mr. Kahn, president and chief executive officer effective May 1, 1998, currently is executive vice chairman of the Company. He joined the Company in
            1990 and served as president of G. Fox from 1990 to 1992, as president and
[PHOTO]     chief executive officer of Filene's from 1992 to March 1996, and as vice chairman of the Company from March 1996 to June 1997, when he became executive vice chairman. Mr. Kahn beneficially owns 208,866 shares of common stock and 33,348 deferred stock units and has the right to acquire an additional 91,426 shares of common stock on or before May 22, 1998.
-------------------------------------------------------------------------------------------
            Helene L. Kaplan, director since 1985, age 64  (standing for election at this meeting)

            Mrs. Kaplan is of counsel to the law firm of Skadden, Arps, Slate, Meagher &
            Flom LLP. She was a partner in the law firm of Webster & Sheffield from 1978 to 1985 and served as counsel to Webster & Sheffield from 1986 to 1990. She
[PHOTO]     is a director of Bell Atlantic Corporation, Chase Manhattan Corporation,
            Metropolitan Life Insurance Company, and Mobil Corporation. Mrs. Kaplan also serves as a trustee or director of many nonprofit cultural, educational and scientific organizations. Mrs. Kaplan beneficially owns 8,910 shares of common stock and 4,437 deferred stock units.
-------------------------------------------------------------------------------------------
            Jerome T. Loeb, director since 1984, age 57

            Mr. Loeb, chairman of the board effective May 1, 1998, currently is president of the Company. He joined the Company in 1964. He served as vice chairman from 1986 to 1993, when he became president. Mr. Loeb also served as chief
[PHOTO]     financial officer from 1981 to May 1996. Mr. Loeb beneficially owns 331,009 shares of common stock (and disclaims beneficial interest in 4,384 of those shares) and has the right to acquire an additional 68,433 shares on or before
            May 22, 1998.
-------------------------------------------------------------------------------------------
            Edward H. Meyer, director since 1979, age 71 (standing for election at this meeting)

            Mr. Meyer is chairman of the board of directors, president and chief executive officer of Grey Advertising Inc. Mr. Meyer joined Grey Advertising
[PHOTO]     Inc. in 1956 and became president in 1968, chief executive officer in 1970 and chairman of the board in 1972. Mr. Meyer is also a director of Bowne &
            Co., Inc., Ethan Allen Interiors, Inc., and Harman International Industries,
            Incorporated, and he is a director/trustee of 31 mutual funds advised by
            Merrill Lynch Asset Management, Inc. Mr. Meyer beneficially owns 15,994 shares of common stock and 5,339 deferred stock units.
-------------------------------------------------------------------------------------------
            Russell E. Palmer, director since 1984, age 63

            Mr. Palmer is the chairman and chief executive officer of The Palmer Group, a corporate investment firm. He is the retired managing director and chief executive officer of Touche Ross International and the retired Dean of The
[PHOTO]     Wharton School and Reliance Professor of Management and Private Enterprise at
            the University of Pennsylvania. Mr. Palmer is also a director of Allied-Signal
            Inc., Bankers Trust New York Corporation, Freddie Mac, GTE Corporation, and
            Safeguard Scientifics, Inc. Mr. Palmer beneficially owns 5,510 shares of common stock and 2,257 deferred stock units.
-------------------------------------------------------------------------------------------
            Andrall E. Pearson, director since 1982, age 72

            Mr. Pearson, chairman and chief executive officer of Tricon Global Restaurants
            Inc., will retire as a director on May 22, 1998. Mr. Pearson was a general
            May 22, 1998. Mr. Pearson was a general partner in Clayton, Dubilier and
            Rice, a private investment firm, until he assumed his current position in
[PHOTO]     1997. He served as president and chief operating officer of PepsiCo, Inc.
            from 1971 to 1984 and served on PepsiCo's board for 26 years, retiring in
            April 1996. From 1985 to 1993, he was a tenured professor at Harvard Business
            School. Mr. Pearson is chairman of the board of Alliant Foodservice, and a director of Kinko's and Travelers Group. Mr. Pearson beneficially owns 5,510 stock units.
-------------------------------------------------------------------------------------------

                                                                               2



-------------------------------------------------------------------------------------------
            Michael R. Quinlan, director since 1993, age 53

            Mr. Quinlan is chairman and chief executive officer of McDonald's Corporation.
            He joined McDonald's in 1963 and served as chief operating officer from 1982 to 1987 and as president from 1982 to 1989. He became chief executive
[PHOTO]     officer in 1987 and chairman in 1990. Mr. Quinlan is also a director of Dun &
            Bradstreet Corporation and Catalyst, a nonprofit organization, and a member of the board of trustees of Ronald McDonald Children's Charities and Loyola
            University of Chicago. Mr. Quinlan beneficially owns 3,810 shares of common stock and 1,373 deferred stock units.
-------------------------------------------------------------------------------------------
            William P. Stiritz, director since 1983, age 63

            Mr. Stiritz is chairman of the board, chief executive officer and president of Agribrands International, Inc. He served as chief executive officer of
[PHOTO]     Ralston Purina Company until 1997, and continues to serve as chairman of its board of directors. Mr. Stiritz is also a director of Angelica Corporation,
            Ball Corporation, Ralcorp Holdings, Inc., Reinsurance Group of America, Inc.,
            and Vail Resorts, Inc. Mr. Stiritz beneficially owns 5,510 shares of common stock and 16,045 deferred stock units.
-------------------------------------------------------------------------------------------
            Robert D. Storey, director since 1989, age 62

            Mr. Storey is a partner in the law firm of Thompson, Hine & Flory LLP, in
            Cleveland, Ohio. Prior to joining his present law firm in 1993, Mr. Storey was a partner for 19 years in the law firm of Burke, Haber & Berick, also in
[PHOTO]     Cleveland. Mr. Storey is also a director of Bank One, Cleveland, GTE
            Corporation, and The Procter & Gamble Company, and a trustee of the Kresge
            Foundation, the George Gund Foundation, Case Western Reserve University, and
            Spelman College. Mr. Storey beneficially owns 6,743 shares of common stock and 1,798 deferred stock units.
-------------------------------------------------------------------------------------------
            Anthony J. Torcasio, director since 1996, age 52

            Mr. Torcasio, vice chairman of the Company and chief executive officer of May
            Merchandising Company, joined the Company in 1969. He served as president and chief executive officer of L. S. Ayres from 1988 to 1991 and as president and
[PHOTO]     chief executive officer of Famous-Barr from 1991 to 1993. He served as president of May Merchandising Company from 1993 to 1998 and has served as chief executive officer of May Merchandising Company since 1993. He became vice chairman in 1997. Mr. Torcasio beneficially owns 76,091 shares of common stock and has the right to acquire an additional 113,221 shares of common stock on or before May 22, 1998.
-------------------------------------------------------------------------------------------
            Murray L. Weidenbaum, director 1978-1981 and since 1982, age 71 (standing for election at this meeting)

            Dr. Weidenbaum is chairman of the Center for the Study of American Business and is the Mallinckrodt Distinguished University Professor at Washington
[PHOTO]     University. He joined the faculty of Washington University in 1964, and has served in certain governmental positions, including chairman of the Council of Economic Advisers in 1981 and 1982. Dr. Weidenbaum is also a director of
            Harbour Group, Ltd., Macroeconomics Advisors L.L.C., and Tesoro Petroleum.
            Dr. Weidenbaum beneficially owns 6,354 shares of common stock.
-------------------------------------------------------------------------------------------
            Edward E. Whitacre, Jr., director since 1989, age 56

            Mr. Whitacre is chairman of the board and chief executive officer of SBC
[PHOTO]     Communications, Inc., and has served in this capacity since January 1990.  He is a director of Anheuser-Busch Companies, Inc., Burlington Northern Santa Fe
            Corporation, and Emerson Electric Co. Mr. Whitacre beneficially owns 5,510 shares of common stock and 1,534 deferred stock units.
-------------------------------------------------------------------------------------------
            R. Dean Wolfe, became a director in 1997, age 54, (standing for election at this meeting)

            Mr. Wolfe, executive vice president of acquisitions and real estate, joined
[PHOTO]     the Company in 1972. He served as senior vice president of real estate from
            1981 to 1986 and as executive vice president of real estate from 1986 to
            1996, when he was appointed to his current position. Mr. Wolfe beneficially owns 124,126 shares of common stock and has the right to acquire an additional
            78,828 shares of common stock on or before May 22, 1998.
-------------------------------------------------------------------------------------------

3

PERFORMANCE BASED BONUS PLANS. The Company has three performance based bonus plans that cover approximately 3,130 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to the Company's performance.

      The plan for corporate executives applies to eight individuals, including the five executive officers named in the summary compensation table. The plan for company principals applies to the 19 presidents, chairmen and vice chairmen of the Company's operating divisions. Participants in each plan may receive annual cash awards (for individual fiscal years) and long-term cash awards (for three-year long-term performance periods). These awards are based upon attaining earnings per share and return on net assets performance standards relating to the Company as a whole (in the case of the corporate executives' plan) or to the participants' respective divisions (in the case of the principals' plan), and are also based on the performance of the Company's stock price over the long-term performance periods.

      The Performance Incentive Plan applies to approximately 3,100 associates of the Company and its subsidiaries. Participants may receive annual cash awards based upon attaining certain measures of performance tailored to the participant's job.

      Participants in the three plans earned approximately $41.2 million for the performance periods ending in the last fiscal year. Amounts awarded under these plans are reflected in the summary compensation table.

      During the last fiscal year, each of the five executive officers named in the summary compensation table became eligible to receive a potential long-term cash award for the three fiscal years 1997 to 1999. The table below shows the maximum long-term cash awards payable to each of them for that long-term period.

                             LONG-TERM INCENTIVE PLAN
                            AWARDS IN LAST FISCAL YEAR
                                                 Performance
                                                    or Other       Estimated Maximum
                                                Period Until          Future Payouts
                                                  Maturation        Under Non-Stock-
Name                                               or Payout    Price-Based Plan<F1>
-------------------------------------------------------------------------------------
David C. Farrell                                 Earned over                $465,000
Jerome T. Loeb                                  three fiscal                $563,672
Eugene S. Kahn                             years (1997-1999)                $688,500
Anthony J. Torcasio                           ending 1/29/00                $361,950
R. Dean Wolfe                                                               $302,475
-------------------------------------------------------------------------------------

<F1>  Payouts may range from $0 to the "maximum" award value. The estimate above assumes that the individual remains eligible to participate throughout the three-year period, the maximum performance goals have been met and that the stock price has increased sufficiently to result in the maximum stock price adjustment.

PROFIT SHARING PLAN. Associates with one year of service (with at least 1,000 hours of paid employment) and who are at least 21 years old may participate in the Profit Sharing Plan. During 1997, 52,000 associates invested $73.7 million in the Profit Sharing Plan, $43.9 million of which was invested in the Company's common stock. In addition, $48.1 million of the Company's common stock and ESOP stock was added to associates' accounts as a result of the plan's matching formula.

      The plan links its benefits to the Company's performance each year and to the value of the Company's common stock. Generally, the Company matches up to the first 5% of pay each pay period that an associate invests in the plan. In 1997, our associates made $46.1 million of "matchable" contributions to the plan. The effective matching rate for 1997 was 104%, the highest match in the history of the plan. The effective matching rate has averaged 89% over the last five years.

RETIREMENT PLANS. The Company has a noncontributory retirement plan covering substantially all associates who are paid for 1,000 or more hours per year.

      The Company also has a supplementary retirement plan (the "Supplementary Plan") covering, generally, associates who, at one time, had compensation in a calendar year equal to at least twice the amount of "wages" then subject to the payment of old age, survivor and disability insurance Social Security taxes. Covered associates become entitled to a single life annuity retirement benefit equal to (i) 2% of the average of the highest three out of the last five fiscal years of final annual salary and bonuses multiplied by their years of service, up to a maximum of 25 years (ii) reduced by primary Social Security benefits, Company-provided benefits provided under the Company's retirement, profit sharing and disability plans, and if appropriate, by amounts to reflect early retirement. The minimum benefit under the Supplementary Plan is the amount of Company- provided benefits which would have been payable under the Company's retirement and profit sharing plans, determined without regard to any statutory limits, less the amount of Company-provided benefits actually payable under those plans.

      The Supplementary Plan provides that, in the event of a change in control (as defined in the plan), vesting would be accelerated in limited circumstances and benefits would not be forfeitable. The table on the next page shows the estimated aggregate annual benefits payable upon retirement (assuming a retirement in 1997) for persons in specified compensation and years of service classifications covered by the Company's retirement plan and, if eligible, the Supplementary Plan. (The executive officers named in the summary compensation table had, as of December 31, 1997, the following years of service with the Company, respectively: David C. Farrell, 41 years; Jerome T. Loeb, 33 years; Eugene S. Kahn, 7 years; Anthony J. Torcasio, 26 years; and R. Dean Wolfe, 25 years.)

                                    PENSION PLAN TABLE
-------------------------------------------------------------------------------------------
        Average                                                           Years of Service
         Annual      ----------------------------------------------------------------------
       Earnings             10             25             30             35             40
-------------------------------------------------------------------------------------------
     $  800,000       $120,416       $216,194     $  252,102     $  288,010     $  323,918
      1,000,000        158,195        274,989        320,092        365,196        410,300
      1,300,000        214,863        363,181        422,078        480,975        539,873
      1,600,000        271,531        451,374        524,064        596,755        669,445
      1,900,000        328,198        539,566        626,050        712,534        799,018
      2,200,000        384,866        627,759        728,036        828,314        928,591
      2,500,000        441,534        715,951        830,023        944,094      1,058,165
      2,800,000        498,202        804,145        932,009      1,059,873      1,187,738
      3,200,000        573,759        921,734      1,067,990      1,214,245      1,360,501
-------------------------------------------------------------------------------------------

With respect to the last fiscal year, the expense to the Company of the Company's retirement plans for associates aggregated $34.2 million.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS. The Company has entered into severance agreements with the five executive officers named in the summary compensation table. The agreements provide that the executive is entitled to benefits if (i) a change in control of the Company (as defined in the agreement) occurs and (ii) during the 180 days following such change in control, the executive determines in good faith that as a result of the change in control he is unable to execute his duties effectively. Following such 180-day period, employment must be actually or constructively terminated other than for cause or disability during the term of the agreement for benefits to be payable.

      The severance agreements provide a lump sum payment equal to three times the sum of (i) base salary at termination or, if greater, base salary immediately prior to the change in control plus (ii) target bonus with maximum share price adjustment for the year in which the change in control occurs. Each agreement also provides 36 months of continued medical and life insurance benefits and, if the terminated executive is within five years of his or her eligibility date, eligibility for the Company's post-retirement life and medical insurance benefits. The agreements with officers who are subject to Section 16(b) of the Securities Exchange Act of 1934 provide for a cash payment in cancellation of stock options. The agreements with Messrs. Farrell and Kahn provide a "tax gross-up" payment to ensure that the above-mentioned payments are not subject to net reduction due to imposition of excise taxes which are payable under Section 4999 of the Internal Revenue Code. The agreement with Mr. Loeb provides for 50% of such payment. The Company established a trust that would be funded upon a potential change in control to provide the benefits under the severance agreements and that would, upon an actual change in control, become irrevocable.

      All of the named executive officers have individual written contracts of employment with the Company which expire at various dates on or before April 30, 2003.

EXECUTIVE STOCK OWNERSHIP. The Company encourages all of its associates to make a personal investment in Company stock, further aligning their interests with those of shareowners. In 1994, the Company adopted the following minimum stock ownership guidelines for the Company's top management group:

                   EXECUTIVE STOCK OWNERSHIP GUIDELINES
                                                     Ownership Guideline
Executive Level                                (Multiple of Base Salary)
-------------------------------------------------------------------------
Chief Executive Officer                                        5.0 times
Corporate Senior Management
   Committee<Fa>                                               3.5 times
Presidents, Chairmen and Vice Chairmen
   of Operating Divisions                                      2.5 times
Corporate Executive Vice Presidents and
   Senior Vice Presidents and the
   Senior Management Committees of
   Operating Divisions                                         1.5 times
-------------------------------------------------------------------------

<Fa> Currently includes Mr. Farrell (whose guideline is the CEO guideline above) and four other executive officers.

These minimum guidelines are expected to be satisfied within five years of when they first apply to an executive in a position, and may be satisfied through direct ownership of shares, share equivalents under the Profit Sharing Plan or stock units under the Deferred Compensation Plan.

STOCK PRICE PERFORMANCE. The graph below compares the Company's cumulative total shareowner return on an investment of $100 at the close of the market on January 30, 1993 (the end of fiscal 1992) in Company common stock against the returns of the S&P 500 stock index and the S&P Retail Department Stores Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                           MAY, S&P 500 INDEX
                 AND S&P RETAIL DEPARTMENT STORES INDEX


                                [GRAPH]



                    1992        1993        1994        1995        1996        1997
-------------------------------------------------------------------------------------
May                 $100        $115        $105        $136        $153        $186
S&P 500             $100        $113        $114        $157        $199        $252
S&P-Dept. Stores    $100        $115        $102        $121        $130        $171
-------------------------------------------------------------------------------------

The companies included in the S&P Retail Department Stores Index are Dillard's, Federated, J.C. Penney, May, Mercantile and Nordstrom.

EXECUTIVE COMPENSATION. The summary compensation table on the next page shows the compensation in each of the last three fiscal years of the executive officers whose compensation is required to be disclosed pursuant to current proxy rules.

-------------------------------------------------------------------------------------------------------------------------------
                                            SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------------
                                                                  Annual
                                                        Compensation<F2>                    Long-Term Compensation
                                         --------------------------------------------------------------------------------------
                                                                               Awards                      Payouts
                                                                           ---------------------------------------
                                                                           Restricted                    Long-Term  All Other
Name and                                                                        Stock       Stock        Incentive    Compen-
Principal Position                 Year  Salary<F1><F3>    Bonus<F1><F4>   Awards<F5> Options<F6>  Payouts<F1><F7> sation<F8>
-------------------------------------------------------------------------------------------------------------------------------
David C. Farrell                   1997      $1,237,500         $940,742           $0      50,000         $748,304     $8,348
Chairman of the Board and          1996      $1,200,000         $818,100   $3,022,500     220,995         $684,640     $7,710
Chief Executive Officer            1995      $1,175,000         $720,000           $0      35,000         $675,300     $5,576

Jerome T. Loeb                     1997        $976,250         $370,652           $0      30,000         $284,304     $8,348
President                          1996        $925,000         $323,832   $2,378,125      60,773         $254,277     $7,710
                                   1995        $843,750         $255,000           $0      23,500         $239,700     $5,576

Eugene S. Kahn<F9>                 1997        $756,250         $301,037           $0      22,500         $206,022     $8,348
Executive Vice Chairman            1996        $666,667         $230,090           $0      24,862         $174,279     $7,710

Anthony J. Torcasio                1997        $712,500         $282,222     $540,000      22,500         $201,965     $8,348
Vice Chairman; Chief Executive     1996        $637,500         $221,569           $0      52,486         $176,085     $7,710
Officer, May Merchandising         1995        $600,000         $180,000   $1,299,375      17,500         $165,100     $5,576
Company

R. Dean Wolfe                      1997        $643,750         $244,593   $1,083,750      37,000         $230,758     $8,348
Executive Vice President-          1996        $618,750         $213,047           $0      13,260         $160,953     $7,710
Acquisitions and Real Estate       1995        $600,000         $208,454   $1,285,200      41,436                      $5,576
-------------------------------------------------------------------------------------------------------------------------------

<F1>  As supplemental information, the following table shows the total cash compensation (salary, bonus and long-term incentive payouts) paid to the named executive officers for the fiscal year.

        Year    Mr. Farrell       Mr. Loeb       Mr. Kahn   Mr. Torcasio      Mr. Wolfe
        1997     $2,926,546     $1,631,206     $1,263,309     $1,196,687     $1,119,101
        1996     $2,702,740     $1,503,109     $1,071,036     $1,035,154       $992,750
        1995     $2,570,300     $1,338,450                      $945,100       $808,454

<F2>  The summary compensation table does not reflect certain noncash compensation made available to the named executive officers for the last three fiscal years because the aggregate amounts of such compensation are below the required disclosure thresholds.

<F3>  The table reflects salary paid or deferred during the respective fiscal years shown. Annual salary changes for each of the named executives and for all salaried associates normally occur on May 1 of each year.

<F4>  Bonus reflects the annual portion of the bonus payable under the performance based bonus plan for corporate executives. See "Executive Compensation and Development Committee Report" on page 7. The bonuses were paid or were deferred under the Company's Deferred Compensation Plan, which provides that all deferrals will be distributed to participants in lump sum cash payments immediately following a change in control of the Company (as defined in the plan).

<F5>  Restricted stock is valued at the average price of the common stock on the date of grant. The aggregate value of the restricted stock owned by each executive officer as of the end of the last fiscal year (at $52.5625 per share) was $2,602,264 for Mr. Farrell (49,508 shares), $5,519,063 for Mr. Loeb (105,000 shares) and $2,628,125 for each of
      Messrs. Kahn, Torcasio, and Wolfe (50,000 shares each). Dividends are paid on these shares quarterly. 30,000 shares of Mr. Farrell's 1996 grant of 60,000 shares vested on April 30, 1997, and the remaining 30,000 shares vest on April 30, 1998. Shares of restricted stock are included in the common stock ownership numbers on pages 1 through 3. Under some circumstances, restricted stock continues to be forfeitable for up to 10 years from the date of grant. Upon a change in control of the Company (as defined in the applicable plans), restricted stock grants will be fully vested and all restrictions will be waived.

<F6>  Stock options represent nonqualified 10-year options under the
      Company's 1976 and 1987 stock option plans and the 1994 Stock Incentive Plan. Generally, one-fourth of the options become exercisable on each of the first through fourth anniversaries of the grant date. The plans provide that all outstanding options become fully exercisable upon the occurrence of a change in control of the Company (as defined in the plans). Option numbers for 1995 and 1996 are adjusted to reflect the May 4, 1996 spin-off of Payless ShoeSource, Inc. by the Company.

<F7>  Long-term incentive payouts represents the long-term portion of the bonus payable under the performance based bonus plan for corporate executives. Such amounts were paid or were deferred under the Company's Deferred Compensation Plan. See "Executive Compensation and Development Committee Report" on page 7 and note 4 above. For Mr. Wolfe, the amount also includes installments of a long-term bonus arrangement entered into in 1995.

<F8>  All other compensation represents the Company's effective matching allocation to the named executives' accounts in the Company's Profit Sharing Plan. See "Profit Sharing Plan" on page 4.

<F9>  Mr. Kahn became an executive officer for reporting purposes for the first time in 1996 and, therefore, no information is provided for 1995.

                                                                              6

-------------------------------------------------------------------------------------------------------------------
                                       STOCK OPTION GRANTS IN FISCAL 1997
                                                  Percent of
                                   Options     Total Options       Exercise or     Expiration           Grant Date
Name                           Granted<F1>           Granted    Base Price<F2>           Date    Present Value<F3>
-------------------------------------------------------------------------------------------------------------------
David C. Farrell                    50,000              2.4%          $47.2500      5/14/2007           $847,500
Jerome T. Loeb                      30,000              1.4%          $47.2500      5/14/2007           $508,500
Eugene S. Kahn                      22,500              1.1%          $47.2500      5/14/2007           $381,375
Anthony J. Torcasio                 22,500              1.1%          $47.2500      5/14/2007           $381,375
R. Dean Wolfe                       12,000              0.6%          $47.2500      5/14/2007           $203,400
R. Dean Wolfe                       25,000              1.2%          $54.1875     12/01/2007           $488,250
-------------------------------------------------------------------------------------------------------------------

<F1>  Generally, one-fourth of the options become exercisable on the first anniversary of the date of the grant, and on each of the second through fourth anniversaries thereafter.

<F2>  The exercise price is the market price on the date the options were granted.

<F3>  The grant date present values were determined using the Black-Scholes option pricing model. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The grant date present value calculation is presented in accordance with SEC proxy disclosure requirements, and the Company has no way to determine whether the Black-Scholes model can properly determine the value of an option. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions: (a) an option term of 10 years, which represents the length of time between the grant date of options under the Company's plans and the latest possible exercise date by the named executive officers; (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term; (c) stock price volatility calculated based on daily stock price changes during the year prior to the grant date; and (d) dividends at the rate of $1.20 per share, the annual dividend rate with respect to a share of stock on the grant date.

------------------------------------------------------------------------------------------------------------------------
                              AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1997
                                     AND FISCAL YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------
                                                                   Total Number of                 Value of Unexercised
                           Shares           Total         Unexercised Options Held             In-the-Money Options<F2>
                         Acquired            Gain      ----------------------------     -------------------------------
Name                  on Exercise    Realized<F1>     Exercisable    Unexercisable      Exercisable       Unexercisable
------------------------------------------------------------------------------------------------------------------------
David C. Farrell          147,790      $2,828,109          96,685          203,316       $  678,882         $1,686,203
Jerome T. Loeb             52,000      $  862,579          26,181          139,256       $  312,925         $1,646,478
Eugene S. Kahn             20,552      $  432,396          58,867           92,943       $  964,113         $  967,262
Anthony J. Torcasio             0      $        0          84,805           76,369       $1,637,089         $  677,250
R. Dean Wolfe                   0      $        0          60,082           69,736       $1,188,150         $  485,836
------------------------------------------------------------------------------------------------------------------------

<F1>  "Realized gain" reflects the appreciation on the date of exercise
      (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at different prices), these amounts do not reflect cash realized upon the sale of those shares.

<F2>  In-the-money options are options outstanding at the end of the last fiscal year for which the fair market value of the Company's common stock at the end of the last fiscal year ($52.5625 per share) exceeded the exercise price of the options.


EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE REPORT. The executive compensation and development committee (the "Committee") reviews and approves, among other things, the compensation payable to each of the executive officers named in the summary compensation table. Each member of the Committee is an independent, nonmanagement director.

      Compensation Philosophy. The Company's basic compensation philosophy is that the compensation program should:

*     attract, retain and motivate highly qualified executives;
*     be competitive;
*     align the executive's compensation with the Company's objectives; and
*     relate meaningfully to the value created for shareowners.

Compensation for senior executives is composed of a base salary, bonus opportunities (a significant portion of total compensation) and long-term stock related incentives. The Committee reviews compensation based on the foregoing philosophy, on the performance of the Company, and on competitive practices. As part of its review of competitive pay levels, the Committee looks at the base salary levels, annual bonus levels and long-term related incentives at a broad group of companies, including other retail companies and companies in other industries of similar size and complexity to the Company. The Committee did not target a specific percentage level of compensation within the group, but, as discussed under the "Additional Information" heading below, determined, based on that review, that the Company's current overall compensation program is consistent with and furthers the compensation philosophy described above.

      Base Salary. Base salaries are reviewed by the Committee on an annual basis and may be increased at that time based on (i) the individual's contribution to the Company, including changes in responsibilities, (ii) competitive pay levels and (iii) management's recommendations. As a result of this overall review, including a review of changes in responsibilities of the named executive officers, the annual rate of the base salaries for the named executive officers increased in 1997 by an average of 8.2%.

      Bonus Opportunities. The Company has three performance based bonus plans that cover approximately 3,130 associates.

Each plan links a major portion of the associates' potential total pay to the associates' performance and to the Company's performance. The bonus opportunities for the most senior executives and executive officers include both annual and long-term opportunities. Each named executive participates in the bonus plan for corporate executives.

      For 1997, the annual bonus opportunity was for up to 45% (90% for Mr. Farrell) of base salary, and was determined based on whether the Company achieved certain performance levels (threshold, target or maximum) predetermined by the Committee for (i) earnings per share ("EPS") and (ii) return on net assets ("RONA") over the year. The annual bonus is subject to an automatic upward or downward adjustment based on the Company's performance relative to the EPS and RONA performances of a predetermined group of competitors consisting of Dayton Hudson, Dillard's, J.C. Penney, Mercantile, Nordstrom and Sears (the "Competitor Group"). While return on equity is the Company's principal measure in evaluating its performance for shareowners and its ability to invest shareowners' funds profitably, the bonus plans use RONA in evaluating this element of bonus opportunity to facilitate industry comparisons without having to make adjustments for different levels of leverage among the Competitor Group. The Company's rank relative to the Competitor Group is determined based on data provided to the Committee by the Company's independent public accountants. The annual bonus also can be adjusted downward on a discretionary basis by the Committee. For 1997, the Company exceeded the maximum performance level set by the Committee for EPS and achieved the target performance level for RONA (no adjustment was made based on the Company's relative rank in the Competitor Group). Based on these results, the annual bonus represented 75.3% of base salary for Mr. Farrell and 37.6% of base salary for each of the other named executive officers.

      For the three-fiscal-year period that ended in 1997, the long-term bonus opportunity was for up to 45% (90% for Mr. Farrell) of average base salary. It was determined based on whether the Company achieved certain performance levels (threshold, target or maximum) determined in advance by the Committee for (i) compound growth rate for EPS and (ii) average RONA over the three-fiscal-year period. The long-term bonus is subject to an automatic upward or downward adjustment (i) based on predetermined levels of changes in the common stock price over the period and (ii) based on the Company's performance as compared to the EPS and RONA performances of the Competitor Group. The Company's rank relative to the Competitor Group is determined based on data provided to the Committee by the Company's independent public accountants. The long-term bonus also can be adjusted downward on a discretionary basis by the Committee. For the three-year period that ended with fiscal 1997, the Company's performance exceeded the target performance level set by the Committee for compound growth for EPS and exceeded the threshold performance level set for average RONA (performance with respect to average RONA was adjusted to target based on the Company's relative rank in the Competitor Group), and the common stock price increased by 67.3%, resulting ina 50% increase in the long-term bonuses. Based on these results, the long-term bonuses awarded for the three-year period that ended with fiscal 1997 represented approximately 62.1% of average base salary for Mr. Farrell, and approximately 31.1% of average base salary for each of the other named executive officers.

      Long-Term Stock-Related Incentives. The Company provides long-term stock-related incentives through stock options and restricted stock, which are designed to attract, retain and motivate management associates and relate their compensation directly to the performance of the Company's stock. Stock options are granted at fair market value on the date of the grant and have value to the executives only if the Company's stock price increases. The Committee establishes guidelines for the grant of options for all executives and specifically approves any grants to executive officers. The Committee has established option guidelines for annual grants based on competitive practices and position levels. Restricted stock grants are approved by the Committee in special circumstances.

      The 1997 annual option grants to the named executive officers (including Mr. Farrell) were consistent with the normal annual grant levels previously established for those officers. In addition, during 1997, the Committee approved an additional stock option grant to Mr. Wolfe and grants of restricted stock to Messrs. Torcasio and Wolfe in connection with Mr. Torcasio's promotion to vice chairman and Mr. Wolfe's election to the board of directors. Except as described above, no other special grants were made to the named executive officers in 1997.

      Additional Information. During 1997, the Company selected and retained an independent compensation consulting firm to study the compensation of the executive group in the Company's operating divisions and of the senior management committee in the corporate office. The consultants reviewed the Company's base salary levels, annual bonus levels and long-term incentives as compared with the compensation packages of a broad group of companies, including the Competitor Group, other retail companies and companies in other industries of similar size and complexity to the Company. Based on the consultants' review, the Committee has determined that the Company's current compensation program, taking into account base compensation, bonus opportunities and long-term incentive opportunities, is consistent with and furthers the compensation philosophy described above.

      Tax laws and proposed IRS regulations limit the tax deductibility of executive compensation in excess of $1 million. Certain exceptions permit tax deductions on such compensation, including exceptions for performance based compensation. The Committee's policy continues to be that the Company should attempt, wherever reasonably possible, to qualify future compensation to be tax deductible.

Executive Compensation and Development Committee:
Edward H. Meyer, Chairman
Russell E. Palmer
Edward E. Whitacre, Jr.

MISCELLANEOUS. Executive officers and directors are required to report to the Securities and Exchange Commission, pursuant to Section 16(a) of the Securities Exchange Act of 1934, ownership of and transactions in Company common stock. Based solely on a review of copies of reports provided to it by such individuals, the Company believes that all reporting requirements were satisfied.

THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

The board of directors held nine meetings during the last fiscal year. Each incumbent director attended at least 75% of the aggregate of (i) the total number of board meetings held during the period for which such director held such office and (ii) the total number of meetings held by all board committees on which such director served during the periods that such director served. Overall, the average percentage for all directors' attendance was 96%.

COMPENSATION OF DIRECTORS. Directors receive an annual fee of $30,000 and, in addition, $2,000 for attending each board meeting and $1,000 for attending each committee meeting. A nonmanagement chairperson of a committee receives an additional annual fee of $5,000. Nonmanagement directors may defer all or any portion of their cash fees under a deferred compensation plan that is substantially similar to the deferred compensation plan for management jssociates.

      Upon joining the board, each new director receives 2,000 shares of common stock that are subject to restrictions on transferability and to forfeiture for five years. In addition, each director receives the equivalent of $45,000 in the form of either restricted stock, which is not transferable, or deferred stock units which are credited under the deferred compensation plan. Management board members receive no compensation or fees for attending board or committee meetings.

      The board of directors has an audit committee, an executive committee, an executive compensation and development committee, a finance committee and a nominating committee, each of which is described below.

AUDIT COMMITTEE. The audit committee is composed of Mrs. Kaplan and Messrs. Meyer, Palmer (chairman), Quinlan, Stiritz, Storey and Weidenbaum. The committee met five times during the last fiscal year. The audit committee makes recommendations to the board of directors as to the selection of and proposed arrangements with the firm of independent public accountants and auditors that examines the books and accounts of the Company for each fiscal year, reviews the results of audits, reviews the coordination between the independent public accountants and auditors and the Company's internal auditing staff, and oversees the Company's policies concerning sensitive payments and conflict of interest.

EXECUTIVE COMMITTEE. The executive committee is composed of Messrs. Farrell (chairman), Loeb, Meyer, Palmer, Pearson and Stiritz. The committee did not meet during the last fiscal year. The executive committee exercises, on a "standby" or "emergency" basis, and subject to the direction of the full board of directors, all of the powers of the board of directors (with certain specified exceptions required by law) during intervals between meetings.

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE.
The executive compensation and development committee is composed of Messrs. Meyer (chairman), Palmer and Whitacre. The committee met five times during the last fiscal year. The committee considers and recommends to the board the Company's overall compensation programs, reviews and approves the compensation payable to all senior management personnel, reviews the compensation payable to store company principals, reviews and approves new compensation programs that involve Company stock or affect compensation to senior management personnel and store company principals, advises management on all other executive compensation matters as requested, and reviews and monitors management development efforts to ensure development of a group of executives that would provide for adequate and orderly management succession. The committee also administers (directly, or in some circumstances by delegation or by the establishment of operating guidelines) the 1994 Stock Incentive Plan, the Executive Incentive Compensation Plan for Corporate Executives, the Executive Incentive Compensation Plan for Company Principals and the Deferred Compensation Plan.

FINANCE COMMITTEE. The finance committee is composed of Mrs. Kaplan and Messrs. Loeb, Pearson (chairman), Quinlan, Stiritz, Weidenbaum and Whitacre. The committee met two times during the last fiscal year. The finance committee reviews the financial policies, plans and structure of the Company and reviews and recommends to the board the Company's long-range financial plans, the Company's capital expenditure program, specific debt and equity placement activities, financial public relations and communications programs, financial aspects of proposed acquisitions or divestitures, and the administration and evaluation of the retirement and profit sharing plans' investments.

NOMINATING COMMITTEE. The nominating committee is composed of Mrs. Kaplan and Messrs. Stiritz (chairman), Storey and Whitacre. The committee met four times during the last fiscal year. The nominating committee recommends to the board nominees for directors, nominees for the successor to the chief executive officer when a vacancy in that office occurs, and nominees for chairpersons and members of all committees of the board. The committee also advises the board with respect to criteria relating to director tenure and compensation of non-management directors. The committee considers suggestions as to nominees for directors from any source, including any shareowner. Nominations by shareowners should be submitted in writing to the Company's Secretary, 611 Olive Street, St. Louis, Missouri 63101-1799 and, to be effective, must comply with the advance notice procedures set forth in the Company's by-laws. A copy of the notice procedures is available upon request to the Company's Secretary.

THE RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS
Proposal (b) on the accompanying proxy card.

Upon recommendation of the audit committee, the board of directors appointed Arthur Andersen LLP, independent public accountants, as auditors of the Company and its subsidiaries for the fiscal year ending January 30, 1999, subject to ratification by the shareowners at the annual meeting. It is intended that, unless otherwise directed by shareowners, proxies will be voted for the ratification of this appointment. A member of the firm of Arthur Andersen LLP will be present at the meeting to make such statements as that firm may desire and to answer any questions by shareowners. The aggregate amount of fees paid in fiscal 1997 by the Company to Arthur Andersen LLP was $2.4 million. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL (b), AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL BY A SHAREOWNER CONCERNING
A CLASSIFIED BOARD
Proposal (c) on the accompanying proxy card.

Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who is the owner of 200 shares of common stock of the Company, has advised the Company that she plans to introduce the following resolution at the annual meeting:

      Resolved, that the shareholders of The May Department Stores Company recommend that the Board of Directors take the necessary steps to reinstate the election of directors annually, instead of the stagger system which was recently adopted.

This shareowner has submitted the following statement in support of this resolution:
            Until recently, directors of May were elected annually by all shareholders.
            The great majority of New York Stock Exchange listed corporations elect all their directors each year.
            This ensures that all directors will be more accountable to all shareholders each year and to a certain extent prevents the self-perpetuation of the Board.
            Last year, the owners of 88,771,147 shares, representing approximately 44.3% of shares voting, voted FOR this proposal.
            If you agree, please mark your proxy FOR this resolution.

THE BOARD OF DIRECTORS OPPOSES THE FOREGOING RESOLUTION. The Company's board of directors is divided into three classes, serving staggered terms. The Company believes that a classified board (that is, one where only a portion of the board is elected each year) is in the best interest of shareowners. In fact, over 61% of the companies included in the S&P 500 index currently have classified boards. The Company has had a classified board system of electing directors in place for 71 of its 88 years of existence.

      The Company believes that a classified board of directors reduces the vulnerability of the Company to certain potentially abusive takeover tactics and encourages potential acquirers to initiate such actions through arm's length negotiations with management and the board of directors. The classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, positions the incumbent board of directors to act to maximize the value of a potential acquisition to all shareowners.

      The Company also believes that the classified board structure facilitates continuity and stability of leadership and policy, since a majority of the directors at any given time will have prior experience as directors of the Company and will be familiar with the business strategies and operations of the Company. The Company believes that directors elected for staggered terms are just as accountable to shareowners as they would be if elected annually.

      For all of the reasons described above, the board of directors continues to believe that the classified system is advantageous to the Company and its shareowners. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL (c), AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

GENERAL

1999 SHAREOWNER PROPOSALS. Shareowner proposals for the 1999 annual meeting of shareowners must be received at the Company's principal executive offices, 611 Olive Street, St. Louis, Missouri 63101-1799, Attention: Secretary, on or prior to December 24, 1998, for inclusion in the Company's proxy statement and the form of proxy for such meeting.

VOTE REQUIRED. The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast by the shareowners entitled to vote generally at the annual meeting is necessary to constitute a quorum. Abstentions and broker nonvotes are counted as present and entitled to vote for purposes of determining a quorum. A broker nonvote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

      A plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker nonvotes are not counted for purposes of the election of directors.

      The affirmative vote by the owners of the majority of the common stock present in person or represented by proxy and entitled to vote is required to approve the other matters to be acted upon at the annual meeting. An abstention is counted as a vote against and a broker nonvote is not counted for purposes of approving those matters.

OTHER MATTERS. Management knows of no other matters to be presented at the annual meeting. However, if other matters are presented for a vote at the meeting, the proxy holders will vote the shares represented by properly executed proxy cards according to their judgment on those matters. Any shareowner has the power to revoke his or her proxy at any time during or prior to the annual meeting.

SOLICITATION OF PROXIES. The accompanying proxy is solicited by the Company's board of directors for use at the May 22, 1998 annual meeting and at any adjournment of the meeting. The expenses of solicitation of proxies hereunder will be paid by the Company. Proxies may be solicited by directors, officers and regular employees of the Company personally, by mail, telegraph and telephone from and through registered owners, nominees and others acting as principals and as intermediaries. The Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending proxies and proxy material to principals. In addition, the Company has retained D. F. King & Co., Inc., to assist in the solicitation of proxies for a fee of $18,000, plus out-of-pocket expenses.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION IN GIVING THIS MATTER YOUR IMMEDIATE ATTENTION IS APPRECIATED.

By order of the board of directors.

              Directions to Cervantes Convention Center
                      Washington at Eighth Street
                          St. Louis, Missouri

                                 [MAP]

The Cervantes Convention Center is located on Washington Avenue at Eighth Street, 2 blocks north of Famous-Barr. Please enter the convention center through the Convention Plaza entrance on the east side of the building. The meeting will be held in the Lecture Hall on the first floor.

Parking has been reserved for you in the parking garage adjacent to the convention center. From the garage, you may enter the convention center two ways. You may take a garage elevator to the street level and walk outside to the Convention Plaza entrance next to the garage or, you may take the stairs that connect the second level of the parking garage with the second level of the convention center, and take the escalator down to the first floor. The meeting room is on the first level of the convention center, immediately to your left as you enter the building.

[MAY LOGO]
The May Department Stores Company
611 Olive Street
St. Louis, MO 63101-1799

To Shareowners of The May Department Stores Company:

The annual meeting of May shareowners will be held at the Cervantes Convention Center, Washington at Eighth Street, St. Louis, Missouri, on Friday, May 22, 1998, at 10:00 a.m. Central Daylight Time. The enclosed proxy statement provides you with information regarding the meeting.

In 1997, we achieved our 23rd consecutive year of record sales and earnings per share. During 1997, we focused on: offering compelling assortments of the most sought-after brands; responding to changing customer needs; staying on top of important trends, ideas and items; executing with speed and agility; stepping up our emphasis on gifts; striving to offer an exciting store environment; and improving customer service and treating the customer right. We remain dedicated to developing the best talent in retailing.

It is important that your shares be represented at this meeting. Even if you plan to attend, please promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Very truly yours,

/s/ David C. Farrell                            /s/ Jerome T. Loeb
David C. Farrell                                Jerome T. Loeb
Chairman of the Board and                       President
Chief Executive Officer

                             ADMISSION TICKET

(Please detach the proxy card below and return it in the enclosed envelope. If you are planning to attend the annual meeting, please save this Admission Ticket and bring it to the meeting for admission.)

          [arrow]          Detach Proxy Card Here          [arrow]
--------------------------------------------------------------------------------

/     /

To vote your shares for all listed nominees, please mark the FOR box in Item
(a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee, please mark the EXCEPTION box and enter the name of the exception(s) in the space provided.

--------------------------------------------------------------------------------
             MANAGEMENT RECOMMENDS A VOTE FOR ITEMS (a) AND (b).
--------------------------------------------------------------------------------
                                               For         Withhold    Exception
(a)         Election of Directors              /X/           /X/          /X/

            Exception(s) -------------------
            --------------------------------
                                               For         Against      Abstain
(b)         Ratification of the appointment    /X/           /X/          /X/
            of independent auditors
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
                 MANAGEMENT RECOMMENDS A VOTE AGAINST ITEM (c).
--------------------------------------------------------------------------------
                                                For         Against     Abstain
(c)         Proposal by a shareowner            /X/           /X/         /X/
            concerning a classified board

--------------------------------------------------------------------------------


                        Address change and/or comments,              /X/
                        please mark here.

                        If you plan to attend the annual             /X/
                        meeting, please mark here.

                        Please sign name(s) exactly as shown on this card.
                        Date: --------------------------------, 1998
                        --------------------------------------------
                        --------------------------------------------
                        Signature(s)

                        Votes MUST be indicated                      /X/
                        (x) in Black or Blue ink.

                DIRECTIONS TO CERVANTES CONVENTION CENTER
                      Washington at Eighth Street
                          St. Louis, Missouri

                                 [MAP]

The Cervantes Convention Center
is located on Washington Avenue
at 8th Street, 2 blocks north of
Famous-Barr.  Please enter the
convention center through the
Convention Plaza entrance on the
east side of the building.  The
meeting will be held in the
Lecture Hall on the first floor.

Parking has been reserved for
you in the parking garage
adjacent to the convention
center.  From the garage, you may
enter the convention center two
ways.  You may take a garage
elevator to the street level and
walk outside to the Convention
Plaza entrance next to the garage
or, you may take the stairs that
connect the second level of the
parking garage with the second
level of the convention center,
and take the escalator down to
the first floor.  The meeting
room is on the first level of the
convention center, immediately
to your left as you enter the building.


         [arrow]          Detach Proxy Card Here          [arrow]
--------------------------------------------------------------------------------

[MAY LOGO]   PROXY
             THE MAY DEPARTMENT STORES COMPANY

This proxy is solicited on behalf of the board of directors for the annual meeting on May 22, 1998.

By signing this card, the undersigned appoints each of Eugene S. Kahn, Louis
J. Garr, Jr. and Richard A. Brickson, as proxy, with full power of substitution, to vote all common shares of the undersigned in The May Department Stores Company at the May 22, 1998 annual meeting of shareowners, and at any adjournment or postponement of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card. This card is also the undersigned's voting instruction for any and all shares held of record by The Bank of New York for the undersigned's account in the Company's Dividend Reinvestment Plan.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposal (b) and AGAINST proposal (c), listed on the other side of this card. IF NO DIRECTIONS ARE GIVEN, AND THIS SIGNED CARD IS RETURNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN EACH PROXY'S DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. See "General - Other Matters" in the Company's proxy statement for the 1998 annual meeting.

THE NOMINEES FOR THE BOARD OF DIRECTORS ARE JOHN L. DUNHAM, EUGENE S. KAHN, HELENE L. KAPLAN, EDWARD H. MEYER, MURRAY L. WEIDENBAUM AND R. DEAN WOLFE.

Please sign the other side of          THE MAY DEPARTMENT STORES COMPANY
this card and return this card         P.O. BOX 11002
promptly to the address shown          NEW YORK, NY 10203-0002
on the right in the enclosed
return envelope.

[MAY LOGO]
The May Department Stores Company
611 Olive Street
St. Louis, MO 63101-1799

Dear Fellow Member of the Profit Sharing Plan:

Enclosed is the Company's 1997 Annual Report to Shareowners, which summarizes May's performance for the year. Also enclosed are the proxy statement for the 1998 Annual Meeting, a confidential voting instruction card and a return envelope. It is important that you vote. Management's recommendations on each issue and the reasons for the recommendations are described in the proxy statement.

In 1997, we achieved our 23rd consecutive year of record sales and earnings per share. During 1997, we focused on: offering compelling assortments of the most sought-after brands; responding to changing customer needs; staying on top of important trends, ideas and items; executing with speed and agility; stepping up our emphasis on gifts; striving to offer an exciting store environment; and improving customer service and treating the customer right.

In this year's annual report we salute you, featuring (on pages 10 and 11) associates who represent the thousands of May associates whose high level of performance and dedicated support of May's commitment to treating the customer right has made our stores a better place to shop.

Please complete, sign and return the confidential voting instruction card. The Profit Sharing Plan trustee (The Bank of New York) will follow your voting instructions. These instructions cannot be disclosed by the trustee.

Very Truly Yours,

/s/ David C. Farrell                /s/ Jerome T. Loeb
David C. Farrell                    Jerome T. Loeb
Chairman of the Board and           President
Chief Executive Officer

        [arrow]     Detach Voting Instruction Card Here     [arrow]
-------------------------------------------------------------------------------

/     /

To vote your shares for all listed nominees, please mark the FOR box in Item
(a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee, please mark the EXCEPTION box and enter the name of the exception(s) in the space provided.

-------------------------------------------------------------------------------
           MANAGEMENT RECOMMENDS A VOTE FOR ITEMS (a) AND (b).
-------------------------------------------------------------------------------
                                                For       Withhold    Exception
(a)         Election of Directors               /X/         /X/          /X/

            Exception(s) -------------------
            --------------------------------
                                                For       Against      Abstain
(b)         Ratification of the appointment     /X/         /X/          /X/
            of independent auditors
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
              MANAGEMENT RECOMMENDS A VOTE AGAINST ITEM (c).
-------------------------------------------------------------------------------
                                                For         Against     Abstain
(c)         Proposal by a shareowner            /X/           /X/         /X/
            concerning a classified board

-------------------------------------------------------------------------------

                        Address change and/or comments,            /X/
                        please mark here.

                        Please sign name(s) exactly as shown on this card.
                        Date: --------------------------------, 1998
                        --------------------------------------------
                        --------------------------------------------
                        Signature(s)

                        Votes MUST be indicated
                        (x) in Black or Blue ink.                  /X/

       [arrow]     Detach Voting Instruction Card Here     [arrow]
-------------------------------------------------------------------------------

[MAY LOGO]   CONFIDENTIAL VOTING INSTRUCTIONS TO
             THE BANK OF NEW YORK AS TRUSTEE UNDER
             THE MAY DEPARTMENT STORES COMPANY PROFIT SHARING PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company represented by units credited to my account in the May Common Stock Fund of the Profit Sharing Plan and all shares of ESOP Preference Shares of the Company credited to my account in the ESOP Preference Fund of the Profit Sharing Plan, all as of January 31, 1998 (the latest practicable Valuation Date), at the May 22, 1998 annual meeting of shareowners, and at any adjournment or postponement of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposal (b) and AGAINST proposal (c) listed on the other side of this card. IF NO DIRECTIONS ARE GIVEN, AND THIS SIGNED CARD IS RETURNED, I UNDERSTAND THAT THE TRUSTEE WILL VOTE IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN ITS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. See "General - Other Matters" in the Company's proxy statement for the 1998 annual meeting. If this card is not received by the Trustee on or before May 15, 1998, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the Profit Sharing Plan.

THE NOMINEES FOR THE BOARD OF DIRECTORS ARE JOHN L. DUNHAM, EUGENE S. KAHN, HELENE L. KAPLAN, EDWARD H. MEYER, MURRAY L. WEIDENBAUM AND R. DEAN WOLFE.

Please sign the other side of      THE MAY DEPARTMENT STORES COMPANY
this card and return this card     P.O. BOX 11002
promptly to the address shown      NEW YORK, NY 10203-0002
on the right in the enclosed
return envelope to:

                                  APPENDIX

     Page 5 of the printed proxy statements contains a Comparison of Five-year Cumulative Return graph. The information contained in the graph is set forth following the graph.